EXHIBIT 10.58

Description of Senior Advisor Arrangement with John J. Mack

On October 18, 2011, the Board of Directors of Morgan Stanley (the “Company”) approved the following terms of an arrangement for John J. Mack in connection with his engagement as a non-employee Senior Advisor (“Advisor”) to the Company following his retirement as Chairman of the Board of the Company. These terms are effective as of January 1, 2012.

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Advisor will serve the Company on an as needed basis working with key clients and as a consultant with respect to such other matters in which the Company desires to benefit from Advisor’s experience and expertise.

•	Advisor will only receive a fee if the Company determines services provided are material and warrant a payment (the amount of which will be determined in the discretion of the Company).

•	Advisor will receive office and administrative support and access to the Company’s premises.

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In his capacity as Advisor, Advisor will be granted, pursuant to Section 6.07(d) of the Amended and Restated Bylaws (“Bylaws”) of the Company, rights to indemnification and rights to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition, to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The above described arrangement with Advisor may be terminated by the Company in its discretion at any time.